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                                                                    Exhibit 99.2

                           FORWARD LOOKING STATEMENTS

      The matters contained in the transcript below contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained in the transcript that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the Company's dependence on its drug delivery business without the revenues and cash flows of the excipient business; dependence on collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products, including oxymorphone ER; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2003, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

        TRANSCRIPT OF PORTIONS OF SECOND QUARTER RESULTS CONFERENCE CALL

                                  JULY 30, 2003
                                  11:00 AM EST

Conference

Coordinator:          Good day. All sites are on line in a listen-only mode. At
                      this time I'd like to turn the call over to your moderator, Tod Hamachek, Chairman and CEO of Penwest
                      Pharmaceuticals. Take it away sir.

Tod Hamachek:         Thank you and good morning everyone. Welcome to our review and discussion of the second quarter results of 2003.
                      Joining me today as usual on this call is Jennifer Good, Penwest Senior Vice President of Finance and Chief
                      Financial Officer.

                                    ********

                      We also continue to see clinical development of TW2101 which is a hypertension product that we're developing and we'll file with the FDA ourselves. The product concept is based upon a second brand strategy or branded generic if you will.

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                      We're currently in active discussions with marketing
                      partners for this product during the second quarter. We completed - during the second quarter, we completed all the manufacturing of clinical supplies. And the final pivotal trial commenced dosing during July.

                                    ********

                      Now I'll turn this over to Jennifer who will take you through the financial results of the second quarter. Jen?

Jennifer Good:        Thank you Tod and good morning everyone. Overall,
                      Penwest's statement of operations was consistent with the prior year with the exception of higher operating expenses which I will discuss in more detail in a minute.

                      Penwest reported a net loss for the quarter of $7.6 million or $.49 per share. The loss from continuing operations which represents the remaining drug delivery business exclusive of the excipient operations was a loss of $7.5 million or $.48 per share -- higher than the loss from continuing operations in the prior year's second quarter of $5.3 million and $.39 per share.

                      Revenues for the quarter included product sales of both TIMERx to Sanofi Synthelobo of $230,000. This compares to approximately $75,000 sold in the second quarter a year ago.

                      Shipments of TIMERx to Sanofi are up this year as the Nifedopine product in Europe continues to grow in volume.

                      Royalty and licensing fees include primarily the royalty payment we received from Mylan on their sales of 30 mg generic Procardia.

                      Royalties and licensing fees for the quarter were $1.0 million compared to approximately $1.2 million in the second quarter last year and were virtually all from Mylan.

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                      Selling, general and administrative costs were $3.2
                      million for the quarter compared to $2 million a year ago. This $1.2 million increase is due to several factors. There was an increase of approximately $200,000 of our share of the marketing expenses on Oxymorphone ER incurred prior to our opt out provision which was effective in mid-April of this year.

                      The pre-launch marketing efforts on Oxymorphone ER included market research around product pricing as well as participating in medical conferences, primarily ASCO.

                      We also had higher compensation expenses in business development and marketing as we've added people to those departments.

                      We also had certain overhead costs which were previously allocated to the excipient's business as the accounting rules require, but were fully absorbed by the drug delivery business in this quarter.

                      Finally, we also had an increase in our legal and accounting fees as a result of work being done to comply with the new provisions of Sarbanes-Oxley.

                                    ********

                      Research and development spending was $5.6 million for the quarter compared to $5.4 million in the second quarter of 2002.

                      Our spending in this area included a decrease of just a little over $2 million on the development cost of Oxymorphone ER, however, we did still incur some development expenses on this product in the second quarter.

                      These expenses related to phase 3B studies and some additional safety studies that were completed and submitted to the FDA [AT THE 120 MARK] in April.

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                      The real increase in R&D spending in the second quarter
                      was for the development of our hypertension product (PW2101) Tod mentioned, which we are fully developing ourselves.

                      The second quarter included all of the scale up in manufacturing of clinical supplies for the final trial which began dosing in July as well as payments to the CRO to prepare for the trial.

                      We also ran several pilot bio studies during the quarter on compounds in which we are actively working on the formulation.

                      That's all I have on the statement of operations for the second quarter. Now just to spend a minute on our cash position.

                      As of the end of the first quarter, we had $26.0 million in cash and short term investments. Our burn rate for the quarter was $4.0 million. We did receive a payment from Rettenmaier in the quarter of $1.0 million as a payment against the $2.25 million note left over from the sale of the excipients business.

                                    ********

(Mike Hurl):          Okay great. Thanks. I just had a quick follow-up. I'm not
                      sure if you've mentioned R&D projected for the back half of the year if we could get some idea there? And...

Jennifer Good:        Yes (Mike) we - you know, we're running in sort of this
                      $16 to $18 million level on a full annualized basis.

                                    ********

                                       END